NEWS RELEASE

Coeur Announces Low Capital, High-Grade Mine Plan for Guadalupe with Initial Production Expected in First Quarter 2015; Announces New Gold Stream Agreement with Franco-Nevada

Chicago, Illinois - June 23, 2014 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) announced its intention to complete development of the Guadalupe underground mine at its Palmarejo operation in Mexico and expects initial production to begin during the first quarter of 2015. The new development and production plan supports the Company’s strategy to transition the mine to a higher-margin, longer-life, underground-only operation.
In addition, Coeur announced it has entered into a letter of intent (“LOI”) to terminate the existing royalty stream agreement with Franco-Nevada Corporation (TSX: FNV, NYSE: FNV) (“Franco-Nevada”) on 50% of gold production from the Palmarejo operation following the completion of the 400,000 ounce minimum obligation that will be met by September 2016. Both parties have also entered into an LOI for a new gold stream agreement which will take effect following the termination of the existing agreement. The second LOI provides that Franco-Nevada will contribute $22 million toward the capital required to develop Guadalupe and the cost contribution by Franco-Nevada for 50% of the gold production from the Palmarejo operation will be $800 per ounce, compared to $408 per ounce in the existing agreement. The new gold stream agreement is expected to result in improved mine economics and, when combined with the decision to place Guadalupe into production, is anticipated to facilitate a significant extension of mine life at the Palmarejo operation.
“In late 2013, we made the disciplined decision to suspend development activities at Guadalupe as we recognized that the original plan would not have generated an adequate return in the current metal price environment. Our revised mine plan is the result of a focused strategy to optimize Guadalupe to extract more value from this considerable deposit, maximize cash flow at the Palmarejo operation, and create further prospects for high-return growth through exploration,” said Mitchell J. Krebs, Coeur's President and Chief Executive Officer. “We believe the new gold stream agreement will increase cash flow from the Palmarejo operation and extend its mine life, benefitting both Coeur and Franco-Nevada. We expect to provide additional details on Guadalupe as part of an updated mine plan for the Palmarejo operation within the next month, further demonstrating the improved production and cash flow profile of this flagship mine.”
“Palmarejo has proven to be a good mine and we continue to see more exploration upside from this large property,” said David Harquail, Chief Executive Officer of Franco-Nevada. “We are happy to support Coeur, our partner, in this project and consider the new arrangements to be a win-win for both companies.”
Anticipated Benefits of the New Gold Stream Agreement to Coeur and Franco-Nevada

•	Bolsters the long-term profile of Palmarejo and increases the mine’s free cash flow

•	Funding from Franco-Nevada improves the economics to develop Guadalupe

•	Facilitates the potential for further reserve and resource additions by increasing the mine life and cash flow to support further exploration activity

Guadalupe Development

Coeur’s revised plan minimizes underground development and focuses early mining activities on higher-grade ore at Guadalupe. Preliminary highlights of the expected mining profile at Guadalupe are as follows:

2H 2014-2019
Underground short tons mined	2.5 million
Average daily mining rate	1,500 tons/day
Average mining cost	$55/ton
Average processing cost	$25/ton
Grade (oz/t)	4.7 silver; 0.08 gold
Recovery rate	83% silver; 87% gold
Pre-production capital expenditures	$19 million
Total capital expenditures	$85 million
Average annual operating cash flow	$22 million
Average annual net cash flow	$8 million
NPV (10% discount rate)	$25 million
Assumes metal prices of $20/ounce for silver and $1,300/ounce for gold. Includes impacts of Franco-Nevada agreement; Pre-tax effects.
The preliminary Guadalupe development plan assumes the initial mining of 2.5 million tons at average grades that are 20% and 38% higher than the average Guadalupe underground silver and gold reserve grade, respectively. This plan selectively includes mining higher grade sections of the Guadalupe ore body, earlier in the mine life, that require approximately 40% less development compared to the original mine plan for Guadalupe.
Initial production at Guadalupe is expected by the end of the first quarter of 2015. The mining rate at Guadalupe is expected to average 1,300 tons/day in 2015 and 1,500 tons/day in 2016 - 2018.
Approximately $7 million of 2014 tailings-related capital expenditures at the Palmarejo mine have been deferred until 2015 as the current plan enables extension of the life of the current tailings facility. This capital is expected to be redeployed to develop Guadalupe during the second half of this year.
2013 Palmarejo Mineral Reserves

	Short Tons	Grade (oz/t)		Ounces (000s)
	(000s)	Silver	Gold	Silver	Gold
Underground Reserves:
Guadalupe	5,410	4.32	0.062	23,368	336
Palmarejo	2,136	4.39	0.081	9,368	173
Open-Pit Reserves:
Guadalupe	381	5.74	0.016	2,188	6
Palmarejo	2,265	2.97	0.024	6,729	54
Total Proven and Probable Reserves	10,192			41,653	569
Mineral reserves effective December 31, 2013 using metal prices of $25 per silver ounce and $1,450 per gold ounce.
At December 31, 2013, Guadalupe contained 72% of the Palmarejo operation’s underground reserve tons and 37% of its underground measured and indicated resource tons. The Company believes the most significant upside opportunity for Guadalupe to be in the underground inferred resources. Guadalupe contains 99% of the 3.6 million tons of underground inferred resources at the Palmarejo operation with average grades of 5.26 oz/t silver and 0.12 oz/t gold at year-end 2013. These underground inferred resource grades are significantly higher than Guadalupe’s average reserve grades. Targeted drilling at Guadalupe focused on higher-grade, underground mineralization is a top priority in Coeur’s 2014 exploration program.

1.	Based on gold price of $1,300, annual gold production of 90,000 ounces, annual silver production of 7.0 million ounces, and a silver to gold ratio of 60:1.
Assumed annual gold and silver production are for illustrative purposes only and do not constitute guidance.

Gold Stream Agreement with Franco-Nevada
Under the terms of the letters of intent, Coeur will pay $2 million to terminate the existing royalty stream agreement effective upon completion of the minimum obligation of 400,000 ounces of gold, which will be reached by September 2016. A new gold stream agreement with Franco-Nevada will then take effect for the Palmarejo operation. The key terms are summarized as follows:

	Current Agreement	New Agreement
Gold Payable	50% of gold produced over LOM	50% of gold produced over LOM
Franco-Nevada Cost Contribution	$408/oz	$800/oz
Minimum Obligation	400,000 gold ounces	None

The current royalty stream agreement would have added approximately $40.11 million to Palmarejo’s annual costs applicable to sales, or $3.241 per silver equivalent ounce, upon completion of the minimum obligation. Under the new gold stream agreement, the annual expected value of gold payable to Franco-Nevada amounts to $22.51 million and would be recorded as a reduction in revenue rather than in costs applicable to sales.

To further support the development of Guadalupe, the new gold stream agreement letter of intent provides that Franco-Nevada will contribute $22 million toward the capital investment at Guadalupe, which will be funded in five quarterly installments beginning in the first quarter of 2015, subject to continued progress on the Guadalupe development plan.
Closing is currently expected to occur early in the third quarter of 2014, subject to completion of definitive agreements.
About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer with four precious metals mines in the Americas employing nearly 2,000 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to net smelter royalties on the Cerro Bayo mine in Chile, the El Gallo complex in Mexico, and the Zaruma mine in Ecuador. In addition, the Company has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Alaska, Argentina, Bolivia, Mexico, and Nevada. The Company owns strategic investment positions in several silver and gold development companies with projects in North and South America.
Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the mining profile at Palmarejo and Guadalupe (including preliminary economic highlights), the Guadalupe development and production plan, anticipated terms and benefits of the new gold stream agreement, expected mining rates, royalty payments, expected value of gold payable, mine life, cash flow, margins, grades, capital expenditures, exploration results, capital deployment, and the ability to extend mine life. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-

1.	Based on gold price of $1,300, annual gold production of 90,000 ounces, annual silver production of 7.0 million ounces, and a silver to gold ratio of 60:1.
Assumed annual gold and silver production are for illustrative purposes only and do not constitute guidance.

looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
W. David Tyler, Coeur's Vice President, Technical Services and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. Mineral resources are in addition to mineral reserves and have not demonstrated economic viability. Inferred mineral resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be considered for estimation of mineral reserves. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Report for Coeur's Palmarejo Project dated January 1, 2013 and filed February 28, 2013 as filed on SEDAR at sedar.com.
Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as "measured," "indicated," "inferred” and “resources," that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at sec.gov.
All tons are reported in U.S. standard short ton units. Grades reported are troy ounces per short ton.
For Additional Information:
Bridget Freas, Director, Investor Relations
(312) 489-5819

Donna Mirandola, Director, Corporate Communications
(312) 489-5842
coeur.com

1.	Based on gold price of $1,300, annual gold production of 90,000 ounces, annual silver production of 7.0 million ounces, and a silver to gold ratio of 60:1.
Assumed annual gold and silver production are for illustrative purposes only and do not constitute guidance.

2013 Palmarejo Mineral Reserves and Resources

	Short Tons	Grade (oz/t)		Ounces (000s)
	(000s)	Silver	Gold	Silver	Gold
Underground Reserves:
Guadalupe	5,410	4.32	0.062	23,368	336
Palmarejo	2,136	4.39	0.081	9,368	173
Open-Pit Reserves:
Guadalupe	381	5.74	0.016	2,188	6
Palmarejo	2,265	2.97	0.024	6,729	54
Total Proven and Probable Reserves	10,192			41,653	569
Underground M&I Resources
Guadalupe	2,229	6.41	0.069	14,287	154
Palmarejo	3,774	7.01	0.114	26,467	432
Open-Pit M&I Resources
Guadalupe	1,495	3.94	0.039	5,887	58
Palmarejo	460	1.56	0.012	719	6
La Patria	15,902	0.62	0.031	9,828	491
Total Measured and Indicated Resources	23,860			57,188	1,140
Underground Inferred Resources
Guadalupe	3,584	5.27	0.121	18,895	433
Palmarejo	29	4.04	0.062	117	2
Open-Pit Inferred Resources
Guadalupe	196	3.61	0.043	709	8
Palmarejo	3	2.28	0.020	7	--
La Patria	6,720	0.37	0.027	2,461	178
Total Inferred Resources	10,533			22,188	621

Notes to the above mineral reserves and resources:

1.	Effective December 31, 2013.

2.
Metal prices used for mineral reserves were $25.00 per ounce of silver and $1,450 per ounce of gold. Metal prices used for mineral resources were $29.00 per ounce of silver and $1,600 per ounce of gold.

3.
Mineral resources are in addition to mineral reserves and have not demonstrated economic viability. Inferred mineral resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be considered for estimation of mineral reserves.

4.	Rounding of tons and ounces, as required by reporting guidelines, may result in apparent differences between tons, grade, and contained metal content.

5.
For details on the estimation of mineral resources and reserves, please refer to the NI 43-101-compliant Technical Report for Coeur's Palmarejo Project dated January 1, 2013 and filed February 28, 2013 at sedar.com.

1.	Based on gold price of $1,300, annual gold production of 90,000 ounces, annual silver production of 7.0 million ounces, and a silver to gold ratio of 60:1.
Assumed annual gold and silver production are for illustrative purposes only and do not constitute guidance.